UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2016

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change to Fiscal Year

On August 25, 2016, Document Security Systems, Inc. (the “Company”) amended the Certificate of Incorporation of the Company under Section 805 of the New York Business Corporation Law pursuant to a Certificate of Amendment (the “Amendment”) filed with the Secretary of State of the State of New York. The Amendment, which, as previously reported, was approved by the stockholders at the Company’s Annual Meeting on July 19, 2016, affected a 1-for-4 reverse stock split of the Company’s common stock, effective at the close of business (Eastern Time) on August 25, 2016 (the “Effective Time”). No fractional shares of the Company’s common stock will be issued as a result of the reverse stock split. Instead, stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to a rounding up of their fractional share to the nearest whole share, except in the case of any stockholder that owns less than four shares of the Company’s common stock immediately preceding the Effective Time of the reverse stock split. In such case, such stockholder will receive cash for such fractional share in an amount equal to the product obtained by multiplying: (x) the closing sale price of the common stock on August 25, 2016 as reported on the NYSE MKT, by (y) the amount of the fractional share.

The forgoing description is a summary only, does not purport to set forth the complete terms of the Amendment, and is qualified in its entirety by reference to the Amendment filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Amendment of the Certificate of Incorporation of Document Security Systems, Inc. effective August 25, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: August 26, 2016	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer